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                                                                EXHIBIT 10.24.1

                              EASTERN ENTERPRISES

                        1994 DEFERRED COMPENSATION PLAN

                                   AMENDMENT

  Pursuant to Article XI of the Eastern Enterprises 1994 Deferred Compensation Plan (the "Plan"), the Plan is hereby amended by deleting the last sentence of
Article VII (begins: "Notwithstanding the foregoing . . .") and replacing it with the following text, effective immediately:

  "Notwithstanding the foregoing, the Company in its sole discretion may establish a so-called "rabbi" trust or similar trust, whether or not conforming to Rev. Proc. 92-64, or may avail itself of any such trust which it has previously established, to provide for the payment of benefits hereunder, subject to such terms as the Board of Trustees may determine (a "trust"). In the event the Company establishes a trust in respect of the Plan or causes a pre-existing trust to cover the Plan, and at the time of a Change of Control such trust (i) has not been terminated or revoked and (ii) is not "fully funded" (as hereinafter defined), the Company shall promptly deposit in such trust cash sufficient to cause the trust to be "fully funded" as of the date of the deposit. For purposes of this subparagraph, any such trust shall be deemed "fully funded" as of any date if, as of that date, the fair market value of the assets held in trust is not less than (1) the aggregate of the balances, determined as of such date, of all Accounts hereunder, plus (2) the aggregate of the account balances, determined as of such date, under all other individual-account type plans and arrangements provided for through the trust, plus (3) the aggregate of the benefits then in pay status or otherwise payable under all other plans and arrangements provided for through the trust, as determined in accordance with the rules set forth in such plans and arrangements (or, with respect to any such plan or arrangement where no such rules are set forth, the aggregate of the present value of all accrued benefits under such plan or arrangement, determined by applying the interest and mortality assumptions used in determining lump sum present values under the qualified defined benefit pension plan maintained by the Company, or if no such qualified plan is then maintained by the Company, by applying the assumptions used prior to the Change of Control in determining the Company's pension expense under FAS 87 or any successor pronouncement with respect to such plan or arrangement). For purposes of this subparagraph, a "Change of Control" will be deemed to have occurred if (i) after January 1, 1988 any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than the Company, becomes a beneficial owner directly or indirectly of securities representing twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities of the Company; or (ii) within two years after the commencement of a tender offer or exchange offer for the voting securities of the Company (other than by the Company), or as a result of a merger, consolidation, sale of assets or contested election of trustees or directors, or any combination of the foregoing, the individuals who were trustees of the Company immediately prior thereto shall cease to constitute a majority of the Board of Trustees of the Company or of the board of trustees or directors of its successor by merger, consolidation or sale of assets."

  In Witness Whereof, Eastern Enterprises has caused this instrument of amendment to be executed by its duly authorized officer this 8th day of December, 1995.

                                          Eastern Enterprises

                                                  /s/ Richard R. Clayton
                                          By: _________________________________
                                                     Title: President